MULTI-PARTY AGREEMENT

This Agreement (the "Agreement") is made as of DECEMBER 22, 2005, between and among Second Military Medical University ("SMMU"), a state-run enterprise under the legal authority of the People's Republic of China, located at No. 800 Xiang Yin Road, Shanghai, 200422, the People's Republic of China, Wanxing Bio-Pharmaceuticals Co., Ltd., a corporation organized under the laws of the People's Republic of China, having a place of business at Lane 4705, No. 58, North Yang Gao Road, Pudong New Area, Shanghai, the People's Republic of China ("Wanxing") and PROGRAM FOR APPROPRIATE TECHNOLOGY IN HEALTH (PATH), a non-profit organization having its principal place of business at 1455 NW Leary Way, Seattle, WA 98107, United States of America ("PATH").

Recitals

A. Wanxing and SMMU entered into a Collaborative Agreement for Development of Genetically Engineered Malaria Vaccine dated March 22, 2001, as amended, (the "SMMU-Wanxing Agreement") for purposes of exploiting through joint development the intellectual property developed by SMMU relating to and including PRC patent application number CN00105292.9 and all foreign counterparts thereof, entitled "Preparation and usage of plasmodium fusion antigen".

B. Pursuant to the terms of the SMMU-Wanxing Agreement, Wanxing holds the exclusive right to exploit such technology, including the right to manufacture, sell and have sold a malaria vaccine developed by Wanxing.

C. Wanxing and PATH desire to work together to further develop and commercialize a malaria vaccine based upon the technology and intellectual property of SMMU as licensed to Wanxing under the SMMU-Wanxing Agreement in furtherance of the PATH Malaria Vaccine Initiative whose mission is to accelerate the development of promising malaria vaccine candidates and ensure its availability, affordability and accessibility in the developing world. In view of and for the purpose of the foregoing, SMMU agrees that Wanxing shall have the right to grant a sublicense to PATH to all intellectual property granted to Wanxing by SMMU in accordance with the SMMU-Wanxing Agreement.

D. PATH and Wanxing are proposing to enter into a collaboration (the "Collaboration Agreement") pursuant to which (among other things) (i) PATH would agree to provide certain assistance, advice and support (financial and otherwise) to Wanxing to facilitate Wanxing's implementation of a clinical study in the People's Republic of China using cGMP manufactured malaria vaccine developed under the SMMU-Wanxing Agreement.

E. SMMU, Wanxing and PATH desire to clarify the understanding of all parties as to the conditions under which the rights of SMMU, Wanxing and PATH will be protected as part of these collaborations.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises, and specifically (and without limitation) for Wanxing to induce PATH to enter into the proposed Collaboration Agreement between PATH and Wanxing, and in consideration of the covenants set forth below, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree as follows:

I. Definitions:

For purposes of this Agreement, the following terms are defined as follows:

A. "Collaboration Agreement " means the proposed collaboration between PATH and Wanxing pursuant to which PATH will (among other things) provide assistance and support to Wanxing to enable Wanxing to produce cGMP Malaria Vaccine suitable for use in a phase 1 clinical study to be conducted by Wanxing in the People's Republic of China in exchange for Wanxing's commitment to supply PATH with cGMP Malaria Vaccine for use in clinical trial field studies to be conducted by PATH outside the People's Republic of China and to work in collaboration for the development of a Malaria Vaccine for use and sale in Developing Countries.

B. "Developing Countries" shall mean those countries identified by the World Bank as of the Effective Date of the Collaboration Agreement as having "low income economies", lower-middle income economies" or "upper-middle income economies, and which are set forth in Appendix A, attached hereto, and as may be amended from time to time by the World Bank.

C. "GMP" shall mean Good Manufacturing Practice (cGMP means the current GMP, as GMP may change from time to time).

D. "Know-How" shall mean any and all proprietary information, technology, formulae, processes, trade secrets, materials, technical data and any other information or experience concerning the Malaria Vaccine or raw materials for the Malaria Vaccine including without limitation, those that are invented, developed or acquired by, or in the possession of SMMU and Wanxing as of the date of this Agreement or as may be developed by Wanxing under the Collaboration Agreement.

E. "Malaria Vaccine" shall mean PfCP2.9 malaria vaccine candidate as identified by Professor Pan Weiqing of SMMU and claimed in PRC patent application number CN00105292.9 and all foreign counterparts thereof.

II. Covenants of the Parties

SMMU and Wanxing hereby agree, and hereby commit to PATH that, despite any contrary provisions in the SMMU-Wanxing Agreement and despite any rights of SMMU under the SMMU-Wanxing Agreement or otherwise:

A. In the event the SMMU-Wanxing Agreement is terminated by either SMMU or Wanxing, the sublicense granted to PATH under the terms of the Collaboration Agreement shall survive and SMMU and PATH, respectively, shall assume all rights and obligations with respect to any such sublicense so granted by Wanxing to PATH.

B. In the event (1) the SMMU-Wanxng Agreement is terminated in accordance with Paragraph II.C. of this Agreement, or (2) the Collaboration Agreement is terminated by PATH due to the breach or bankruptcy of Wanxing, the sublicense granted to PATH pursuant to the Collaboration Agreement shall remain in full force and effect and PATH shall have a non-exclusive license with right to sublicense (terms of which are set forth in detail in the Collaboration Agreement) to utilize and exploit any Background Technology and Intellectual Property (as such terms are defined in the Collaboration Agreement) to manufacture, have manufactured, sell and have sold and use the Malaria Vaccine in Developing Countries.

C. (1) In the event the SMMU-Wanxing Agreement is terminated by either SMMU or Wanxing, except if the SMMU-Wanxing Agreement is terminated by Wanxing due to SMMU's breach of its obligations under the SMMU-Wanxing Agreement, SMMU shall have the right to enter into a collaboration or license agreement with a third party, provided that any rights granted by SMMU to such third party shall not interfere with or negate the sublicense and rights thereunder granted to PATH by Wanxing and SMMU under this Agreement. For the avoidance of doubt, in the event SMMU designates a third party to assume the development and manufacturing responsibilities held by Wanxing under the SMMU-Wanxing Agreement, PATH shall be under no obligation to collaborate with such third party and the sublicense and rights thereunder granted to PATH under this Agreement shall remain in full force and effect. However, SMMU shall inform PATH of such third party relationship and PATH may at its sole election enter into an agreement with such third party to continue the development and manufacture of Malaria Vaccine under terms no less favorable than those entered into between PATH and Wanxing under the Collaboration Agreement. (2) In the event the SMMU-Wanxing Agreement is terminated by Wanxing due to SMMU's breach of its obligations under the SMMU-Wanxing Agreement, Wanxing shall have a fully paid up license to the Background Technology and Intellectual Property (as such

terms are defined in the Collaboration Agreement) and shall be free to develop and commercialize the Malaria Vaccine developed by Wanxing under such license.

D. PATH and Wanxing agree that SMMU shall have access to and the right to use for academic research purposes only (including, without limitation, the right to apply for academic achievement and awards such as the State scientific and technological innovation achievement award together with Wanxing) all Know-How developed or acquired by Wanxing during the term of the Collaboration Agreement, it being understood that the rights granted under this Paragraph D shall be subject to the following confidentiality and publication provisions:

(1) SMMU shall use commercially reasonable efforts to hold all Know-How and related information received from PATH and/or Wanxing hereunder in confidence and to prevent disclosure to third parties without the prior written consent of PATH and Wanxing, it being understood that PATH and Wanxing shall use commercially reasonable efforts to identify and clearly mark such Know-How and related information as confidential and proprietary.

(2) Subject to the confidentiality provisions of this Paragraph D, SMMU shall have the right with the prior written approval of PATH and Wanxing (which approval shall not be unreasonably withheld) to publish or present the Know-How and related information relating to the Malaria Vaccine in any peer review journal, similar publication or oral presentation to the general public, provided that before making such publication or presentation, SMMU shall provide a draft manuscript or abstract to PATH and Wanxing for review and comment at least thirty (30) days prior to the proposed publication or presentation.

E. PATH and Wanxing shall have the unrestricted right to publish or present technical data, clinical data or results of any test or clinical study related to the Malaria Vaccine in any peer review journal, similar publication or oral presentation to the general public; provided that, before making such publication or presentation Wanxing or PATH, as applicable, shall provide a draft manuscript or abstract to SMMU for its review and comment at least thirty (30) days prior to any such proposed publication or presentation. In order to avoid prejudicing any proprietary rights held by SMMU, upon the written request of SMMU, such proposed publication or presentation may be (1) withheld from publication for an additional forty-five (45) days to allow SMMU to perfect its rights in any intellectual property of SMMU disclosed in such publication or presentation, or (2) modified to remove any proprietary information of SMMU contained within the proposed publication or presentation.

F. Wanxing and PATH shall promptly notify SMMU in writing when they have executed the Collaboration Agreement. In the unlikely event PATH and Wanxing do not execute the Collaboration Agreement effective on or before January 31, 2006, SMMU, PATH or Wanxing may terminate this Agreement by written notice of

termination to all parties to this Agreement. Such termination shall be effective, and this Agreement shall be deemed terminated, thirty (30) days following the receipt of such notice by all parties unless, within such 30-day period, PATH and Wanxing have executed the Collaboration Agreement, in which case this Agreement shall remain in full force and effect.

G. Wanxing and PATH shall establish a Vaccine Development Committee ("VDC") to meet every four (4) months during the term of the Collaboration Agreement. The purpose of the VDC shall be to review, evaluate, and offer input with respect to Wanxing's efforts and activities in implementing the vaccine development plan and achieving the milestones as set forth in the Collaboration Agreement. Wanxing and PATH shall each appoint up to four (4) representatives to the VDC to act as voting members with each party having one vote. WHO and SMMU shall each appoint one representative to serve as a non-voting member of the VDC.

H. PATH hereby agrees to notify SMMU within a practical, reasonable period of time following the Commencement Date of each phase of a clinical trial conducted outside the People's Republic of China (including without limitation, each phase Ib clinical trial (adult and children), and phase II clinical trial) and to inform SMMU in writing of the specific phase and Commencement Date of each trial. For purposes of this Paragraph H, "Commencement Date" shall mean the date on which the first group of volunteers receive the Malaria Vaccine in accordance with the protocol for the specified clinical trial.

III. SMMU and Wanxing hereby acknowledge and agree that (i) the SMMU-Wanxing Agreement has been amended to the extent necessary to be consistent with the provisions of Section II of this Agreement by means of a Supplementary Agreement between SMMU and Wanxing having an effective date of December 9, 2005; (ii) they shall not hereafter amend or modify the SMMU-Wanxing Agreement in any respect that is inconsistent with or in that any way negates or modifies the provisions of this Agreement or otherwise enter into any agreement that is inconsistent with or negates the provisions of this Agreement; and (iii) the exercise by Wanxing of the rights described in Section II of this Agreement shall not be a breach of any provision of the SMMU-Wanxing Agreement. Except as amended hereby, neither the SMMU-Wanxing Agreement nor the respective rights or obligations of the parties under the SMMU-Wanxing Agreements are otherwise modified or amended by this Agreement.

IV. Each party to this Agreement may enforce the obligations under this Agreement, but PATH is not a party to and has no obligations under the SMU-Wanxing Agreement and SMMU is not a party to and has no obligations under the Collaboration Agreement.

V. The term of this agreement shall begin on the date first set forth above and shall end, unless earlier terminated in accordance with the terms of this Agreement, twenty (20) years from the effective date of the SMMU-Wanxing Agreement.

VI. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, without regard to its choice-of-law provisions. In the event of any dispute between or among any of the parties regarding this Agreement, the parties shall attempt to resolve such dispute promptly, voluntarily and amicably. Any dispute based on, arising out of or related to this Agreement that the parties do not resolve voluntary and within forty-five (45) days of first written notice of such dispute shall be resolved by binding arbitration to be conducted in Hong Kong by the Hong Kong International Arbitration Center ("HKIAC"), by a single neutral arbitrator pursuant to the rules and procedures of HKIAC in accordance with UNCITRAL Arbitration Rules. Any party may commence such arbitration proceeding by written notice to the other parties hereto. Such arbitration proceeding, and all communications and filings in connection therewith, shall be in the English language.

VII. Each party shall bear its own costs and expenses, including its attorneys fees, incurred in connection with such arbitration proceeding, and each party shall pay, on an ongoing basis, its prorata share of the costs, fees and expenses of the arbitrator and HKIAC billed in connection with such proceeding (such costs, fees and expenses to be split equally among the parties to such arbitration proceeding). The final arbitration decision shall be binding on the parties and enforceable in any court of competent jurisdiction in any country. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be amended or modified, nor may a party's rights hereunder be waived, in any manner except by an instrument in writing signed by all parties hereto. Any notices or demands required or permitted to be given or made by one party under this Agreement shall be in writing in the English language and shall be sent to all other parties hereto by personal delivery or by recognized commercial courier (e.g., FedEx, DHL), to the addresses first set forth above.

The parties to this Agreement may execute it by signing counterpart originals, each of which, taken together with all other executed counterpart originals, shall constitute one and the same Agreement.

This Agreement shall be interpreted in the English language. In the event of any conflict between translations of this Agreement, this Agreement as it is written in the English language shall govern.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the day and year first written above.

SECOND MILITARY MEDICAL
UNVERSITY

By: ____________________
Name:
Title:

SHANGHAI WANXING BIO-
PHARMACEUTICAL CO. LTD.

By: ____________________
Name:
Title:

PROGRAM FOR APPROPRIATE
TECHNOLOGY IN HEALTH

By: ____________________
Name: Eric G. Walker
Title: Vice President
Administration, Finance and
Human Resources